Zumiez Inc. Reports April 2016 Sales Results

Net Sales Decreased 1.1% to $51.2 Million; April 2016 Comparable Sales Decreased 6.0%

LYNNWOOD, WA -- (Marketwired - May 04, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the four-week period ended April 30, 2016 decreased 1.1% to $51.2 million, compared to $51.8 million for the four-week period ended May 2, 2015. The Company's comparable sales decreased 6.0% for the four-week period compared to a comparable sales decrease of 4.0% in the year ago period.

Based upon first quarter 2016 sales results, the Company expects the net loss per share to be at or slightly below the low end of its guidance range of ($0.07) to ($0.11) for the three months ending April 30, 2016. The Company will report actual first quarter 2016 results and May 2016 sales results on Thursday, June 2, 2016.

To hear the Zumiez prerecorded April sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of April 30, 2016 we operated 663 stores, including 596 in the United States, 43 in Canada, and 24 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200